UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 1)

                    Under the Securities Exchange Act of 1934




                           SAIFUN SEMICONDUCTORS LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


          Ordinary Shares, par value 0.01 New Israeli Shekels per Share
--------------------------------------------------------------------------------
                         (Title of class of Securities)


                                    M8233P102
                                 (CUSIP Number)

                               DECEMBER 31, 2006
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

--------------------                                          ------------------
CUSIP NO.  M8233P102                  13G                     Page 2 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1    NAME OR REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON - N/A

     Concord (K.T.) Investment Partners Ltd
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
  NUMBER OF             0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
  OWNED BY              1,004,965
    EACH           -------------------------------------------------------------
  REPORTING        7    SOLE DISPOSITIVE POWER
   PERSON               0
    WITH           -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,004,965
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,004,965
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.19%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     CO.
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  M8233P102                  13G                     Page 3 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1    NAME OR REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON - N/A

     KT Concord Venture Fund Israel LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
  NUMBER OF             0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
  OWNED BY              146,078
    EACH           -------------------------------------------------------------
  REPORTING        7    SOLE DISPOSITIVE POWER
   PERSON               0
    WITH           -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        146,078
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     146,078
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.46%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  M8233P102                  13G                     Page 4 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1    NAME OR REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KT Concord Venture Fund (Cayman) LP
     IRS - Identification No. 98-0204618
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
  NUMBER OF             0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
  OWNED BY              730,744
    EACH           -------------------------------------------------------------
  REPORTING        7    SOLE DISPOSITIVE POWER
   PERSON               0
    WITH           -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        730,744
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     730,744
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     2.32%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  M8233P102                  13G                     Page 5 of 11 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1    NAME OR REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Concord Venture I Annex - B LP
     IRS - Identification No. EIN 98-0447155
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
 NUMBER OF              0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
  OWNED BY              128,143
    EACH           -------------------------------------------------------------
 REPORTING         7    SOLE DISPOSITIVE POWER
   PERSON               0
    WITH           -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        128,143
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     128,143
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.41%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP NO.  M8233P102                  13G                     Page 6 of 11 Pages
--------------------                                          ------------------

ITEM 1. SECURITY AND ISSUER.

     (a) Name of Issuer
     Saifun Semiconductors Ltd.

     (b) Address of Issuer's Principal Executive Offices
     ELROD Building, 45 Hamelacha Street, Sappir Industrial Park, Netanya 42504, Israel

ITEM 2.

     (a)  Name of Person Filing

     (i) Concord (K.T.) Investment Partners Ltd., an Israeli company ("INVESTMENT PARTNERS") (ii) KT Concord Venture Fund Israel LP, an Israeli limited partnership ("ISRAEL FUND"); (iii) KT Concord Venture Fund (Cayman) LP, a Cayman Islands limited partnership ("CAYMAN FUND"); and (iv) Concord Venture I Annex -B LP a Cayman Islands limited partnership ("ANNEX FUND", and together with the foregoing entities, the "REPORTING PERSONS"), under the following capacities:

          Investment Partners is the General Partner of each of the Israel Fund, Cayman Fund and Annex Fund. Each of the Israel Fund, Cayman Fund and Annex Fund holds the number of Ordinary Shares of the Issuer set forth on the Cover Page, with respect to that Reporting Person.

     (b)  Address of Principal Business Office

     The Principal business office of each of the Reporting Persons is 85 Medinat Hayehudim Street, Herzlia Israel.

     (c)  Citizenship

     Investment Partners and Israel Fund- Israel

     Annex Fund and Cayman Fund - Cayman Islands

     (d)  Title of Class of Securities

     Ordinary Shares, nominal value 0.01 New Israeli Shekels per share

     (e)  Cusip Number

     M8233P102

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CUSIP NO.  M8233P102                  13G                     Page 7 of 11 Pages
--------------------                                          ------------------

ITEM 3. Not applicable.

ITEM 4. OWNERSHIP.

     (a)  Amount beneficially owned

     See Row 9 of cover page for each Reporting Person

     (b)  Percent of Class

     See Row 11 of cover page for each Reporting Person

     (c)  Number of shares to which such person has:

          (i)  SOLE POWER TO VOTE OR DIRECT THE VOTE:

          See Row 5 of the cover page for each Reporting Person

          (ii) SOLE POWER TO VOTE OR DIRECT THE VOTE:

          See Row 6 of the cover page for each Reporting Person

          (i)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

          See Row 7 of the cover page for each Reporting Person

          (ii) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

          See Row 8 of the cover page for each Reporting Person


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership and limited liability company agreements of the Reporting Persons, the Investment Partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by the remaining Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

--------------------                                          ------------------
CUSIP NO.  M8233P102                  13G                     Page 8 of 11 Pages
--------------------                                          ------------------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.

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CUSIP NO.  M8233P102                  13G                     Page 9 of 11 Pages
--------------------                                          ------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       APRIL 4, 2007
                                     -----------------
                                           Date




                                     Concord (K.T.) Investment Partners Ltd.

                                     By: /s/ Matty Karp
                                     ------------------
                                     Name: Matty Karp
                                     Title: Director


                                     By: /s/ Yair Safrai
                                     ------------------
                                     Name: Yair Safrai
                                     Title: Director


                                     KT Concord Venture Fund Israel LP

                                     By: Concord (K.T.) Investment Partners Ltd.
                                         its General Partner

                                     By: /s/ Matty Karp
                                     ------------------
                                     Name: Matty Karp
                                     Title: Director


                                     By: /s/ Yair Safrai
                                     -------------------
                                     Name: Yair Safrai
                                     Title: Director


                                     KT Concord Venture Fund (Cayman) LP

                                     By: Concord (K.T.) Investment Partners Ltd.
                                         its General Partner

                                     By: /s/ Matty Karp
                                     ------------------
                                     Name: Matty Karp
                                     Title: Director

--------------------                                         -------------------
CUSIP NO.  M8233P102                  13G                    Page 10 of 11 Pages
--------------------                                         -------------------

                                     By: /s/ Yair Safrai
                                     -------------------
                                     Name: Yair Safrai
                                     Title: Director

                                     Concord Venture I Annex -B LP

                                     By: Concord (K.T.) Investment Partners Ltd.
                                         its General Partner

                                     By: /s/ Matty Karp
                                     ------------------
                                     Name: Matty Karp
                                     Title: Director


                                     By: /s/ Yair Safrai
                                     -------------------
                                     Name: Yair Safrai
                                     Title: Director

--------------------                                         -------------------
CUSIP NO.  M8233P102                  13G                    Page 11 of 11 Pages
--------------------                                         -------------------

                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

Exhibit 1                         Agreement of Joint Filing